Exhibit 10.36

Tatum, LLC

Interim Engagement Resources Agreement

26 June 2007

Mr. Jeff Probst, CEO

SunFuels, Inc.

Blue Sun Biodiesel, LLC

1400 West 122nd Avenue

Suite 110

Westminster, CO 80234

Dear Mr. Probst,

Tatum, LLC (“Tatum”) understands that SunFuels, Inc., and Blue Sun Biodiesel, LLC (collectively, the “Company”) desires to hire Jerry Washburn, one of our partners, as an employee of the Company (the “Tatum Partner”). The terms of such employment shall be governed by the terms and conditions of that certain employment letter between the Company and the Tatum Partner dated as of the date hereof (“Employment Letter”). Although the Tatum Partner will dedicate substantially all of his business time and attention to the Company, the Company acknowledges that the Tatum Partner is and will remain a partner in our firm so that he or she will have access to our firm’s resources for use in his or her employment with the Company. This Interim Engagement Resources Agreement sets forth the rights of the Company, through the Tatum Partner, to use such resources for the benefit of the Company and for the payment for such services.

Since the Tatum Partner will be under the control and direct management of the Company, and not Tatum, Tatum’s obligations to the Company are exclusively those set forth in this agreement. This document will serve as the entire agreement between the Company and Tatum.

Compensation

The Company will pay directly to Tatum a monthly fee of $6,000 a month (“Resource Fee”) as compensation for resources provided. For purposes hereof, (i) “Salary” means all compensation, including severance, paid to Tatum Partner, except bonuses and benefits (including medical benefits subsidy paid to Tatum Partner), (ii) “Cash Bonus” if any, means any contingent cash consideration (i.e., not yet realized in cash) that is paid, and (iii) “Equity Bonus” if any, means any stock, option, warrant, or similar right (i.e., not yet realized in cash) that is granted, in each case in connection with services rendered by the Tatum Partner. Any such additional compensation or fees for services provided in this agreement (over and above the $6,000 per month) would only be due upon written agreement by both parties. All compensation payable or deliverable to Tatum is referred to herein as the “Resource Fee.”

Payments; Deposit

Payments to Tatum should be made by or by an automated clearing house (“ACH”) payment at the same time as payments are made to the Tatum Partner pursuant to the Company’s usual payroll practices. If such payment method is not available and payments are made by check, Tatum will issue invoices to the Company, and the Company agrees to pay such invoices no later than ten (10) days after receipt of invoices.

Company agrees to pay Tatum and to maintain a security deposit of $10,000.00 for the Company’s future payment obligations to Tatum under this agreement and the Tatum Partner under the Employment Letter (the “Deposit”). If the Company breaches this agreement or the Employment Letter and fails to cure such breach as provided in this agreement or the Employment Letter, Tatum will be entitled to apply the Deposit to its or the Tatum Partner’s damages resulting from such breach. Upon termination or expiration of this agreement, Tatum will return to the Company the balance of the Deposit remaining after application of any amounts to unfulfilled payment obligations of the Company to Tatum and the Tatum Partner as provided for in this agreement and the Employment Letter.

Converting Interim to Permanent

The Company will have the opportunity to make the Tatum Partner a full-time permanent member of Company management at any time during the term of this agreement by entering into another form of Tatum agreement (“Conversion Agreement”), the terms of which will be negotiated at such time.

Termination

This agreement will terminate immediately upon the earlier of the effective date of termination or expiration of the Tatum Partner’s employment with the Company or upon the Tatum Partner ceasing to be a partner of Tatum.

In the event that either party commits a breach of this agreement and fails to cure the same within seven (7) days following delivery by the non-breaching party of written notice specifying the nature of the breach, the non-breaching party will have the right to terminate this agreement immediately effective upon written notice of such termination.

Hiring Tatum Partner Outside of Agreement

During the twelve (12)-month period following termination or expiration of this agreement, other than in connection with execution of a Conversion Agreement, the Company will not employ the Tatum Partner, or engage the Tatum Partner as an independent contractor, to render services of substantially the same nature as those for which Tatum is making the Tatum Partner available pursuant to this agreement. The parties recognize and agree that a breach by the Company of this provision would result in the loss to Tatum of the Tatum Partner’s valuable expertise and revenue potential and that such injury will be impossible or very difficult to ascertain. Therefore, in the event this provision is breached, Tatum will be entitled to receive as liquidated damages an amount equal to forty-five percent (45%) of the Tatum Partner’s Annualized Compensation (as defined below), which amount the parties agree is reasonably proportionate to the probable loss to Tatum and is not intended as a penalty. If, however, a court or arbitrator, as applicable, determines that liquidated damages are not appropriate for such breach, Tatum will have the right to seek actual damages. The amount will be due and payable to Tatum upon written demand to the Company. For this purpose, “Annualized Compensation” will mean the Tatum Partner’s most recent annual Salary and the maximum amount of any bonus for which the Tatum Partner was eligible with respect to the then current bonus year.

Insurance

The Company will provide Tatum or the Tatum Partner with written evidence that the Company maintains directors’ and officers’ insurance in an amount reasonably acceptable to the Tatum Partner at no additional cost to the Tatum Partner, and the Company will maintain such insurance at all times while this agreement remains in effect.

Furthermore, the Company will maintain such insurance coverage with respect to occurrences arising during the term of this agreement for at least three years following the termination or expiration of this agreement or will purchase a directors’ and officers’ extended reporting period, or “tail,” policy to cover the Tatum Partner.

Disclaimers, Limitations of Liability & Indemnity

It is understood that Tatum does not have a contractual obligation to the Company other than to make its resources available to the Tatum Partner (by virtue of the Tatum Partner being a partner in Tatum) for the benefit of the Company under the terms and conditions of this agreement. The Resource Fee will be for the resources provided. Tatum assumes no responsibility or liability under this agreement other than to render the services called for hereunder and will not be responsible for any action taken by the Company in following or declining to follow any of Tatum’s advice or recommendations.

Tatum represents to the Company that Tatum has conducted its standard screening and investigation procedures with respect to the Tatum Partner becoming a partner in Tatum, and the results of the same were satisfactory to Tatum. Tatum disclaims all other warranties, either express or implied. Without limiting the foregoing, Tatum makes no representation or warranty as to the accuracy or reliability of reports, projections, forecasts, or any other information derived from use of Tatum’s resources, and Tatum will not be liable for any claims of reliance on such reports, projections, forecasts, or information. Tatum will not be liable for any non-compliance of reports, projections, forecasts, or information or services with federal, state, or local laws or regulations. Such reports, projections, forecasts, or information or services are for the sole benefit of the Company and not any unnamed third parties.

In the event that any partner of Tatum (including without limitation the Tatum Partner to the extent not otherwise entitled in his capacity as an officer of the Company) is subpoenaed or otherwise required to appear as a witness or Tatum or such partner is required to provide evidence, in either case in connection with any action, suit, or other proceeding initiated by a third party or by the Company against a third party, then the Company shall reimburse Tatum for the costs and expenses (including reasonable attorneys’ fees) actually incurred by Tatum or such partner and provide Tatum with compensation at Tatum’s customary rate for the time incurred.

The Company agrees that, with respect to any claims the Company may assert against Tatum in connection with this agreement or the relationship arising hereunder, Tatum’s total liability will not exceed two (2) months of the then current monthly Resource Fee.

As a condition for recovery of any liability, the Company must assert any claim against Tatum within one year after the termination or expiration of this agreement.Tatum will not be liable in any event for incidental, consequential, punitive, or special damages, including without limitation, any interruption of business or loss of business, profit, or goodwill.

Arbitration

If the parties are unable to resolve any dispute arising out of or in connection with this agreement, either party may refer the dispute to arbitration by a single arbitrator selected by the parties according to the Commercial Arbitration rules of the American Arbitration Association (“AAA”), and the decision of the arbitrator will be final and binding on both parties. Such arbitration will be conducted by the Atlanta, Georgia office of the AAA. In the event that the parties fail to agree on the selection of the arbitrator within thirty (30) days after either party’s request for arbitration under this paragraph, the arbitrator will be chosen by AAA. The arbitrator will render his decision within ninety (90) days after the call for arbitration. The arbitrator will have no authority to award punitive damages. Judgment on the award of the arbitrator may be entered in and enforced by any court of competent jurisdiction. The arbitrator will have no authority to award damages in excess or in contravention of this agreement and may not amend or disregard any provision herein. Notwithstanding the foregoing, no issue related to the ownership of intellectual property will be subject to arbitration but will instead be subject to determination by a court of competent jurisdiction, and either party may seek injunctive relief in any court of competent jurisdiction.

Miscellaneous

Tatum will be entitled to receive all reasonable costs and expenses incidental to the collection of overdue amounts under this agreement, including but not limited to attorneys’ fees actually incurred.

The Company agrees to allow Tatum to use the Company’s logo and name on Tatum’s website and other marketing materials for the sole purpose of identifying the Company as a client of Tatum. Tatum will not use the Company’s logo or name in any press release or general circulation advertisement without the Company’s prior written consent.

Neither the Company nor Tatum will be deemed to have waived any rights or remedies accruing under this agreement unless such waiver is in writing and signed by the party electing to waive the right or remedy. This agreement binds and benefits the successors of Tatum and the Company.

Neither party will be liable for any delay or failure to perform under this agreement (other than with respect to payment obligations) to the extent such delay or failure is a result of an act of God, war, earthquake, civil disobedience, court order, labor dispute, or other cause beyond such party’s reasonable control.

The terms of this agreement are severable and may not be amended except in a writing signed by Tatum and the Company. If any portion of this agreement is found to be unenforceable, the rest of the agreement will be enforceable except to the extent that the severed provision deprives either party of a substantial portion of its bargain.

The provisions in this agreement concerning payment of compensation and reimbursement of costs and expenses, limitation of liability, directors’ and officers’ insurance, and arbitration will survive any termination or expiration of this agreement.

This agreement will be governed by and construed in all respects in accordance with the laws of the State of Georgia, without giving effect to conflicts-of-laws principles.

Nothing in this agreement shall confer any rights upon any person or entity other than the parties hereto and their respective successors and permitted assigns and the Tatum Partner.

Each person signing below is authorized to sign on behalf of the party indicated, and in each case such signature is the only one necessary.

Bank Lockbox Mailing Address for Deposit and Resource Fee only:

Tatum, LLC

P.O. Box 403291

Atlanta, GA 30384-3291

Electronic Payment Instructions for Deposit and Resource Fee:

Bank Name: Bank of America
Branch: Atlanta
Routing Number:	For ACH Payments: 061 000 052
For Wires: 026 009 593
Account Name: Tatum, LLC
Account Number: 003 279 247 763
Please reference Blue Sun Biodiesel in the body of the wire.

Please sign below and return a signed copy of this letter to indicate the Company’s agreement with its terms and conditions.

We look forward to serving you.

Sincerely yours,

TATUM, LLC

Signature

(Print name)
Area Managing Partner for TATUM, LLC

Acknowledged and agreed by:

SUNFUELS, INC.

By:
Title:
Date:

BLUE SUN BIODIESEL, LLC

By:
Title:
Date: